UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 1, 2010

InSight Health Services Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	333-75984-12	04-3570028

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
26250 Enterprise Court, Suite 100, Lake Forest, CA 92630
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (949) 282-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
     On November 1, 2010, Insight Health Services Holding Corp. (the “Company”) issued a press release reporting discussions on a potential restructuring plan and announcing that it would not make a scheduled November 1, 2010 interest payment on its senior secured floating rate notes due 2011 (the “Notes”). The indenture governing the Notes provides for a 30-day grace period for such a nonpayment. A copy of the press release is attached hereto as Exhibit 99.1.
     As of October 29, 2010, the Company had approximately $13.4 million of availability under its credit facility, based on its borrowing base net of $1.7 million of outstanding letters of credit. At October 29, 2010, there were no outstanding borrowings under the credit facility. As a result of the Company’s current fixed charge coverage ratio, it would only be able to borrow up to approximately $5.9 million of the $13.4 million of availability under the borrowing base in the event that its liquidity, as defined in the credit facility agreement, falls below $7.5 million.
     At October 29, 2010, the Company held $6.7 million in bank cash and cash equivalents, of which $1.1 million was restricted.
     The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”).

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

99.1	Press Release dated November 1, 2010, filed herewith.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSIGHT HEALTH SERVICES HOLDINGS CORP.
Date: November 1, 2010	By:	/s/ Keith S. Kelson
Keith S. Kelson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated November 1, 2010, filed herewith.

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